FREE WRITING PROSPECTUS Dated February 25, 2014	Filed Pursuant to Rule 433 Registration Numbers: 333-181915 333-181915-01 333-181915-04

**PRICED** $ 1,260,758 ALLYL 2014-SN1 Ally Auto Lease

JOINT LEADS : Credit Suisse (str), Deutsche Bank, and RBC

CO-MANAGERS : BMO, BNS, CIBC, Lloyds, SG

CLASS	$AMT(mm)	S&P/F	WAL	WIN	BENCH	LEVEL	YIELD	CPN	$ PRICE
A-1	253.000	A-1+/F1	0.34	1-7	IntL	0.21% yld	.210	.21	100.00
A-2A	245.000	AAA/AAA	1.25	7-22	EDSF +	23.524		.52	99.99571
A-2B	345.000	AAA/AAA	1.25	7-22	1mL +	20	—	—	100.00
A-3	310.000	AAA/AAA	2.11	22-27	IntS +	27.754		.75	99.99409
A-4	107.758	AAA/AAA	2.40	27-29	IntS +	37.960		.95	99.98083

* Expected Settle:	03/05/14
* First Pay Date:	04/21/14
* Expected Ratings:	S&P, Fitch
* Ticker:	ALLYL 2014-SN1
* Bill & Deliver:	Credit Suisse
* Format:	Public/SEC Registered
* ERISA:	Yes
* Pxing Speed:	75% PPC to maturity
* Min Denoms:	$1,000 x $1,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.